Exhibit 99.1 Formal notice of default by Coroware, Inc. with respect to various loan agreements from YA Global Investments, LP dated September 21, 2016

Nikolas S. Komyati	Direct: 973-245-0671
Principal	nkomyati@bressler.com

October 22, 2016

Via Email and Federal Express
Lloyd Spencer
President and CEO
CoroWare, Inc
601 108th Avenue NE, Suite 1900
Bellevue, WA 98004

Re:	Loan and Security Agreements (the “Loan Agreements”) among CoroWare, Inc. f/k/a Innova Robotics, Inc. and YA Global Investments, LP (the “Lender”)

Mr. Spencer:

As you know, our firm represents YA Global Investments, LP ("YA Global"). We write in connection with respect to the various Loan Agreements between CoroWare and YA Global. Please be advised that this letter is YA Global's formal notice of default to CoroWare on all of the Loan Agreements. CoroWare have breached numerous provisions of the Loan Agreements (the "Events of Default"), including but not limited to, a failure to make payment to YA Global in accordance with the Loan Agreements (the "Payment Default").

As a result of the Events of Default, YA Global has accelerated, and hereby does accelerate, the amount due and owing under the Loan Agreements. Payment is immediately due to YA Global for all outstanding amounts due and owing:

Principal	$2,769,990.00
Interest as of October 18, 2016	$115,617.98
TOTAL DUE	$2,885,607.98

Interest continues to accrue at the rate of $446.46 per day.

Additionally, YA Global is the senior secured creditor with respect to the accounts receivable and the proceeds of the accounts receivables of CoroWare (and all of its subsidiaries, including but not limited to CoroWare Technologies, Inc., Robotic Workspace Technologies, Inc., Innova Robotics, Inc. and Robotic Software Services, Inc.). Please be further advised that YA Global is contractually entitled to receive all payments on any obligations due to CoroWare directly from any entity, including but not limited to Microsoft, directly from those entities. To the extent that you have not already, please inform all account debtors to remit all sums due and owing to YA Global via check payable to YA Global Investments, LP, by return mail to the following address: 1012 Springfield Ave., Mountainside, New Jersey 07092. Wiring instructions are available upon request.

CoroWare has until October 28, 2016 to pay the full amount due and owing, plus interest. If full payment of the amount due and owing is not received by October 28, 2016, YA Global will proceed with litigation.

YA Global reserves all rights and remedies, and nothing in this letter is intended or should be construed as a waiver of any of Lender’s rights or remedies. Should you wish to discuss any of the foregoing, please contact me.

Thank you for your immediate attention to this matter.

Sincerely,

s/ Nikolas S. Komyati